Exhibit 99.1

Tidewater Elects Joseph H. Netherland To Its Board of Directors

NEW ORLEANS, November 13, 2008 – Tidewater (NYSE: TDW) today announced the election of Joseph H. Netherland to its Board of Directors for a term expiring in July 2009.

Mr. Netherland served as Chairman of the Board of FMC Technologies from December 2001 until his retirement in October 2008. Mr. Netherland also served as Chief Executive Officer of FMC Technologies from 2001 to March 2007, when he retired as an executive officer of the Company. Mr. Netherland was President of FMC Technologies from 2001 to February 2006.

Previously, Mr. Netherland served as a director of FMC Corporation from 1998 to 2001 and as Executive Vice President of FMC Corporation from 1998 until his appointment as President. Mr. Netherland was the General Manager of FMC Corporation’s Energy and Transportation Group from 1992 to 2001. Mr. Netherland will continue to serve as a non-independent member of FMC Technologies’ Board of Directors. He also serves on the Boards of Directors of the American Petroleum Institute, the Petroleum Equipment Suppliers Association and Newfield Exploration Company. Additionally, Mr. Netherland is a member of the Advisory Board of the Department of Engineering at Texas A&M University.

Mr. Netherland received a Bachelor of Science degree in Industrial Engineering from Georgia Institute of Technology and a Master of Business Administration degree from the University of Pennsylvania’s Wharton School of Business.

Tidewater Inc. owns 439 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

CONTACT: Tidewater Inc., New Orleans

Joe Bennett, Executive Vice President and Chief Investor Relations Officer

504-566-4506

SOURCE: Tidewater Inc.